UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 31, 2012

Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

550 West Van Buren Street

Chicago, Illinois

60607

(Address of principal executive offices)

(Zip Code)

(312) 583-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On August 31, 2012, Huron Consulting Group Inc. (the “Company”) and certain of the Company’s subsidiaries as guarantors entered into an amendment to the credit agreement that was dated April 14, 2011, (the “Amendment”) with a syndicate of financial institutions, including Bank of America, N.A. as lender, administrative agent and collateral agent; and JP Morgan Chase Bank, N.A., PNC Bank, National Association, BMO Harris Bank N.A., KeyBank National Association, Fifth Third Bank, The Northern Trust Company, RBS Citizens, N.A., The PrivateBank and Trust Company, FirstMerit Bank, N.A., Northbrook Bank & Trust Company, Compass Bank, Associated Bank, National Association, The Huntington National Bank, and U.S. Bank, National Association as lenders.

Among other terms, the Amendment:

•	Increases the term loan from $180.0 million to $202.5 million and increases the revolving line of credit from $150.0 million to $247.5 million;

•	Increases the leverage ratio throughout the term and extends the maturity date from April 14, 2016 to August 31, 2017;

•	Lowers the interest rate spread by 50 basis points for each pricing tier;

•	Increases the acquisition basket to $75 million per transaction and up to $150 million during any 12-month period;

•

Modifies the definition of Consolidated EBITDA by extending the period by which charges may be added back from December 31, 2011 to December 31, 2012 that result from the restatement of financial statements for fiscal years 2006 through 2009, net of insurance proceeds and other amounts recouped in connection therewith, up to $8.7 million in fiscal year 2010 and up to $8 million in the aggregate in fiscal years 2011 and 2012; and

•	Increases the base amount of the Restricted Payments from $10 million to $50 million.

All other material terms of the existing credit agreement that was dated April 14, 2011 remain the same and are described in more detail in the Current Report on Form 8-K previously filed on April 19, 2011.

A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

A copy of the press release announcing the Amendment is being filed as Exhibit 99.1 to this Form 8-K.

Joinder Agreement

Also on August 20, 2012, the Company and its wholly-owned subsidiary, LegalSource LLC (“LegalSource”), entered into a Joinder Agreement (the “Joinder Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, to the Company’s credit agreement dated April 14, 2011 (“the Credit Agreement”), to cause LegalSource to become a new guarantor thereunder. The Joinder is required by the terms of the Credit Agreement.

A copy of the Joinder Agreement is attached to this Current Report on Form 8-K as exhibit 10.2 and is incorporated by reference herein. The foregoing description of the Joinder Agreement is qualified in its entirety by reference to the full text of the Joinder Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 4, 2012, the Company announced that James K. Rojas has been appointed to the role of managing director and leader of Strategic Growth and the Advisory business for Huron Legal. This new position is focused on pursuing strategic growth opportunities for the Company’s Legal Consulting segment. Mr. Rojas will join Huron Legal’s leadership team reporting to Shahzad Bashir, executive vice president and head of Huron Legal. His responsibilities will include assisting with the strategic planning and direction of the Company’s new offerings and service lines in the legal marketplace and providing leadership to the Advisory business.

Effective with this appointment, Mr. Rojas will no longer serve as the Company’s chief operating officer. The Company does not intend to fill the role of chief operating officer at the present time. Huron’s chief financial officer, C. Mark Hussey, will assume many of the functional responsibilities previously handled by Mr. Rojas.

A copy of the press release announcing the appointment is being filed as Exhibit 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 1 to the Credit Agreement, dated as of August 31, 2012, by and among Huron Consulting Group Inc., as the Borrower, certain subsidiaries as Guarantors, the Lenders identified on the signature pages thereto, and Bank of America, N.A., as Administrative Agent for and on behalf of the Lenders.

10.2	Joinder Agreement, dated as of August 20, 2012, by and between LegalSource LLC and Bank of America, N.A., as Administrative Agent and Collateral Agent under the Amended and Restated Credit Agreement dated as of April 14, 2011 among Huron Consulting Group Inc., as Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A. as Administrative Agent and Collateral Agent.

99.1	Press release dated September 4, 2012, announcing the amendment to the credit agreement.

99.2	Press release dated September 4, 2012, announcing Huron Legal leadership appointment focused on business expansion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date: September 4, 2012	/s/ C. Mark Hussey
C. Mark Hussey
Executive Vice President, Chief
Financial Officer and Treasurer